As filed with the Securities and Exchange Commission on July 10, 2026

Registration Nos. 333-284390

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-284390

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lomond Therapeutics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-2959575
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

8 The Green Ste 8490

Dover, Delaware 19901

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (212) 739-6400

LOMOND THERAPEUTICS, INC. 2024 STOCK PLAN

LOMOND THERAPEUTICS HOLDINGS, INC. 2024 EQUITY INCENTIVE PLAN

(Full titles of plans)

Iain Dukes

Chief Executive Officer and Chairman

8 The Green Ste 8490

Dover, Delaware 19901

(212) 739-6400

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Bardia Moayedi Christopher L. Tinen Sarah A. Hibbard Snell & Wilmer L.L.P. 3611 Valley Centre Drive, Suite 500 San Diego, CA 92130 (858) 434-5020

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) is being filed by Lomond Therapeutics Holdings, Inc., a Delaware corporation (the “Registrant”), to remove from registration all shares of the Registrant’s common stock, $0.0001 par value per share (the “Shares”), remaining unissued and unsold under the Registration Statement on Form S-8 No. 333-284390 (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on January 21, 2025, registering 6,089,225 Shares consisting of (i) up to 4,329,617 shares of Registrant’s Shares issuable upon the exercise of the Legacy Lomond Options assumed by the Registrant pursuant to the Agreement and Plan of Merger and Reorganization entered into by and among the Registrant, Lomond Acquisition Corp. and Lomond Therapeutics Operating Corporation on November 1, 2024, and (ii) 1,759,608 shares of Registrant’s Shares issuable under the Registrant’s 2024 Equity Incentive Plan.

In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the Shares registered but unsold under the Registration Statement as of the date hereof, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dover, State of Delaware, on July 10, 2026.

LOMOND THERAPEUTICS HOLDINGS, INC.

By:	/s/ Iain Dukes
	Name:	Iain Dukes
	Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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